Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

RICHMOND, Va., August 5, 2020 – Lumber Liquidators (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced financial results for the second quarter ended June 30, 2020.

“I would like to thank our associates for their commitment, flexibility and dedication to providing outstanding service to our customers during these uncertain times,” said President and Chief Executive Officer Charles Tyson. “As a result of their perseverance, and despite the headwinds of COVID-19 and its impacts on consumers, we delivered meaningful improvement in gross margin and effectively managed expenses to preserve liquidity and increase profitability. While comparable store sales declined 21.3% in in the quarter, execution against our strategic pillars helped deliver a $5.5 million increase in net income and a $2.9 million increase in Adjusted Operating Income compared to prior year. Our strong results would not have been possible without the contributions from all associates, and I am thankful to be a part of such a strong and dedicated team.”

“We were encouraged by improving sales trends through the quarter as markets reopened and consumers began to more fully engage in home improvement projects,” Tyson continued. “I am confident that our continued focus on our transformation plan and strategic pillars, including developing a strong people-centric, diverse and collaborative culture, will position us well for long-term success.”

Second Quarter Results

Net sales in the second quarter of 2020 decreased $58 million, or 20.2%, to $230 million from the second quarter of 2019. Comparable store sales for the second quarter of 2020 were down 21.3% driven by the impact of COVID-19, but improved sequentially as the quarter progressed and improved compared to the previously reported quarter-to-date decline of approximately 30% through May 23. The Company opened two net new stores in the second quarter of 2020 bringing total store count to 422 as of June 30, 2020.

Gross profit decreased 14% in the second quarter of 2020 to $88 million from $102 million in the comparable period in 2019, including the 2019 positive impact of classification adjustments related to tariffs as shown in the tables that follow. Without this item, Adjusted Gross Profit (a non-GAAP measure) decreased approximately $13 million. Adjusted Gross Margin (a non-GAAP measure) increased 309 basis points to 38.3% in the second quarter of 2020 from 35.2% in the second quarter of 2019 as margin enhancement efforts, Section 301 tariff exclusions and supply chain efficiency positively impacted results. Adjusted Gross Margin was also aided by a larger mix of higher-margin manufactured products, a lower mix of lower-margin installation labor sales, and reduced discounting in stores. These items were somewhat offset by a higher year-over-year inventory obsolescence charge and higher customer delivery costs associated with delivery promotions.

SG&A expense decreased 21% to $82 million in the second quarter of 2020 from the comparable period in 2019 but included certain costs in both periods related to investigations and lawsuits. Excluding these items as shown in the table that follows, Adjusted SG&A (a non-GAAP measure) decreased 17%, or $16 million, compared to the same period in the prior year. The reduction in Adjusted SG&A was primarily driven by lower advertising expense as the Company reduced its promotional cadence in response to COVID-19; lower payroll and benefits expense as the Company took steps to align staffing with demand levels while also implementing temporary salary reductions for corporate office personnel and the Board of Directors; and lower transaction- and business-related costs due to lower sales. The Company’s focus on expense management, liquidity preservation measures and process efficiency helped deliver the year-over-year reduction in Adjusted SG&A in the quarter.

Operating income was $6 million for the second quarter of 2020 compared to an operating loss of $1.4 million for the second quarter of 2019. Adjusted Operating Income (a non-GAAP measure) was $6.5 million for the second quarter of 2020, a year-over-year increase of over $2.9 million compared to adjusted operating income of $3.6 million for the second quarter of 2019. The year-over-year increase was primarily driven by the work to enhance gross margin while also diligently managing expenses.

Income tax expense was $2.2 million for the second quarter of 2020 compared to income tax expense of $0.4 million for the second quarter of 2019. The variability of our tax rate in 2020 reflects the timing of deductions and the CARES Act on our quarterly earnings.

Net income for the second quarter of 2020 increased $5.5 million to $2.6 million compared to a net loss of $2.9 million for the second quarter of 2019, while Adjusted Earnings (a non-GAAP measure) for the second quarter of 2020 was $3.0 million, a year-over-year increase of $2.2 million compared to Adjusted Earnings of $820 thousand for the second quarter of 2019.

Earnings per diluted share was $0.09 for the second quarter 2020 versus a loss per share of $0.10 in the year ago quarter. On an adjusted basis, second quarter earnings per diluted share increased $0.07 to $0.10 compared to an adjusted earnings per diluted share of $0.03 for the second quarter of 2019.

Net cash provided by operating activities was $106 million for the year to date, inclusive of $70 million in the second quarter, an increase of $120 million over the equivalent period of the prior year. The increase was primarily driven by strong working capital management including adjusting inventory buying plans to reflect lower volumes of activity, and extending payment terms with vendors, landlords and other service providers, as well as growth in customer deposits, and reduced tariff and income tax receivables as cash payments were received during the second quarter. In addition, lower cash outflows related to legacy legal settlements and lower expenses aided the year-over-year comparison.

As of June 30, 2020, the Company had $76 million outstanding under its revolving credit facility and $25 million outstanding under its FILO Term Loan. Collectively, this is a $19 million increase from the end of the fourth quarter 2019 while the cash and cash equivalents balance increased by $118 million. As of June 30, 2020, the Company had $186 million in liquidity, comprised of $127 million of cash and cash equivalents and $59 million of availability under the Credit Agreement.

COVID-19 Update

The second quarter of 2020 was significantly affected by the COVID-19 pandemic, but the Company remained focused on serving its customers while keeping the health and safety of employees’ and customers’ paramount. The Company operated in a variety of operating models (fully open, curbside-pickup, online) during the quarter and utilized safety measures such as personal protective equipment for employees and customers. Additional measures included contact-free and appointment-based engagement with customers, adding barriers at registers and social distancing signage and guidelines to stores. These practices were implemented to comply with state and local ordinances along with recommendations from the CDC and State Boards of Health. By early July, 98% of stores were fully open, with less than 10 operating by appointment only. Only one store remained closed since the onset of the pandemic due to a unique store design while others closed periodically as warranted by market conditions. As reported in the Company’s first quarter earnings release, quarter-to-date comparable store sales were down approximately 30% through the week ended May 23. Improving performance in June resulted in a negative 21.3% comparable store sales for the full quarter.

Throughout the quarter, the Company leveraged strategic investments in digital capabilities made over the past 18 months, including the Floor Finder and Picture It! tools, to serve customers at LLFlooring.com. Web traffic has increased meaningfully, particularly when store showrooms had limited availability. The Company has also expanded availability of online flooring samples and extended hours for voice and click-to-chat customer support, while also continuing to offer curbside store pickup and enhanced home-delivery options.

In April, as a result of reduced demand and the changes in operating models due to COVID-19, the Company temporarily furloughed a number of store associates and reduced operating hours in its distribution centers. As demand returned through the quarter, the Company recalled associates, and as of late June, had invited all furloughed employees back to work and had returned to normal operations in its distribution centers. The Company implemented a range of other measures to increase financial flexibility and maintain agility during this challenging time. As a result of improved business trends, the temporary reduction in all salaried corporate employees’ and Board of Directors’ compensation ended effective July 1, 2020.

Liquidity Update

As of June 30, 2020, the Company had liquidity of approximately $186 million, consisting of excess availability under its Credit Agreement of $59 million, and cash and cash equivalents of $127 million. This represents an increase in liquidity of $55 million from March 31, 2020. In addition, the Company’s debt balance as of June 30, 2020 was $101 million, unchanged since amending the Credit Agreement on April 17.

As previously announced, on April 17, 2020, the Company amended its Credit Agreement to increase total availability under the Senior Secured Credit Facilities from $200 million to $237.5 million, and increased the advance rate against inventory under the borrowing base. This amendment expires August 30, 2020. The current credit agreement maturity remains March 2024 and contains no financial covenants, except for a fixed charge coverage ratio if borrowings exceed 90% of availability.

Based on what we know today about the impact of COVID-19, the Company believes that cash flows from operations, together with the liquidity under its Credit Agreement, provides sufficient liquidity to navigate the current environment.

Section 301 Tariffs

On November 7, 2019, the U.S. Trade Representative granted a retroactive exclusion on certain “click” vinyl and engineered products imported from China. The Company is monitoring the expiration of this exclusion currently slated for August 7, 2020. Should the tariff exclusion not be extended, there would be an impact to cash flow related to future product purchases, but the impact to gross margin will be delayed based primarily on the flow of inventory.

2020 Outlook

As previously announced on April 20, 2020, the Company withdrew its annual financial guidance that was initially provided on February 25, 2020. The uncertainty surrounding the duration and extent of the impact of COVID-19 makes it uniquely challenging to accurately forecast future financial performance, and as such, the Company is not providing financial guidance at this time.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on August 5, 2020, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through August 12, 2020 and may be accessed by dialing (844) 512-2921 or (412) 317-6671 and entering pin number 13706414. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.LLFlooring.com.

About Lumber Liquidators

Lumber Liquidators is one of North America's leading specialty retailers of hard-surface flooring with 422 stores as of June 30, 2020. The Company features more than 400 varieties of floors in the latest styles, including waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile and cork flooring. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain new floors. Every location is staffed with flooring experts who can provide advice, pro services and installation options for all of Lumber Liquidators' products, much of which is in stock and ready for delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,”

“anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. These risks include, without limitation, the impact on us of any of the following:

●	an overall decline in the health of the economy, the hard-surface flooring industry, the housing market and overall consumer spending, including the effects of the COVID-19 pandemic;
●	impact on sales, ability to obtain and distribute products, and employee safety and retention, including the effects of the COVID-19 pandemic;
●	obligations related to and impacts of new laws and regulations, including pertaining to tariffs and exemptions;
●	the outcomes of legal proceedings, and the related impact on liquidity;
●	reputational harm;
●	obtaining products from abroad, including the effects of COVID-19 and tariffs, as well as the effects of antidumping and countervailing duties;
●	obligations under various settlement agreements and other compliance matters;
●	disruption due to cybersecurity threats, including any impacts from a network security incident;
●	inability to open new stores, find suitable locations for our new store concept, and fund other capital expenditures;
●	inability to execute on our key initiatives or such key initiatives do not yield desired results;
●	managing growth;
●	transportation costs;
●	damage to our assets;
●	disruption in our ability to distribute our products, including due to disruptions from the impacts of severe weather;
●	operating stores in Canada and an office in China;
●	managing third-party installers and product delivery companies;
●	renewing store, warehouse, or other corporate leases;
●	having sufficient suppliers;
●	our, and our suppliers’, compliance with complex and evolving rules, regulations, and laws at the federal, state, and local level;
●	disruption in our ability to obtain products from our suppliers;
●	product liability claims;
●	availability of suitable hardwood, including due to disruptions from the impacts of severe weather;
●	sufficient insurance coverage, including cybersecurity insurance;
●	access to and costs of capital;
●	the handling of confidential customer information, including the impacts from the California Consumer Privacy Act;
●	management information systems disruptions;
●	alternative e-commerce offerings;
●	our advertising and overall marketing strategy;
●	anticipating consumer trends;
●	competition;
●	impact of changes in accounting guidance, including the implementation guidelines and interpretations;
●	maintenance of valuation allowances on deferred tax assets and the impacts thereof;
●	internal controls;
●	stock price volatility; and
●	anti-takeover provisions

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these and other additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2019.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) Adjusted SG&A; (ii) Adjusted SG&A as a percentage of net sales; (iii) Adjusted Operating Income; (iv) Adjusted Operating Margin; (v) Adjusted Earnings; and (vi) Adjusted Earnings per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses these non-GAAP financial measures to evaluate the Company’s operating performance and, in certain cases, to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, as such items are outside the control of the Company or are due to their inherent unusual, non-operating, unpredictable, non-recurring or non-cash nature.

For further information contact:

Lumber Liquidators Investor Relations

ir@lumberliquidators.com

Tel: 804-420-9801

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2020	2019
Assets
Current Assets:
Cash and Cash Equivalents	$126,737	$8,993
Merchandise Inventories	248,722	286,369
Prepaid Expenses	8,544	8,288
Deposit for Legal Settlement	21,500	21,500
Tariff Recovery Receivable	18,285	27,025
Other Current Assets	5,545	6,938
Total Current Assets	429,333	359,113
Property and Equipment, net	96,864	98,733
Operating Lease Right-of-Use	121,544	121,796
Goodwill	9,693	9,693
Other Assets	7,046	6,674
Total Assets	$664,480	$596,009

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$68,516	$59,827
Customer Deposits and Store Credits	55,492	41,571
Accrued Compensation	11,506	11,742
Sales and Income Tax Liabilities	9,722	7,225
Accrual for Legal Matters and Settlements - Current	62,786	67,471
Operating Lease Liabilities - Current	36,740	31,333
Other Current Liabilities	23,998	18,937
Total Current Liabilities	268,760	238,106
Other Long-Term Liabilities	15,708	13,757
Operating Lease Liabilities - Long-Term	101,131	100,470
Deferred Tax Liability	921	426
Credit Agreement	101,000	82,000
Total Liabilities	487,520	434,759

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,161 and 29,959 shares issued and 28,852 and 28,714 shares outstanding, respectively)	30	30
Treasury Stock, at cost (1,309 and 1,245 shares, respectively)	(142,752)	(142,314)
Additional Capital	219,618	218,616
Retained Earnings	101,372	86,498
Accumulated Other Comprehensive Loss	(1,308)	(1,580)
Total Stockholders’ Equity	176,960	161,250
Total Liabilities and Stockholders’ Equity	$664,480	$596,009

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net Sales
Net Merchandise Sales	$210,055	$250,658	$448,837	$488,557
Net Services Sales	20,229	37,909	48,821	66,230
Total Net Sales	230,284	288,567	497,658	554,787
Cost of Sales
Cost of Merchandise Sold	125,953	157,801	266,699	309,226
Cost of Services Sold	16,039	28,279	37,696	49,463
Total Cost of Sales	141,992	186,080	304,395	358,689
Gross Profit	88,292	102,487	193,263	196,098
Selling, General and Administrative Expenses	82,288	103,864	178,495	200,896
Operating Income (Loss)	6,004	(1,377)	14,768	(4,798)
Other Expense	1,142	1,068	2,024	2,358
Income (Loss) Before Income Taxes	4,862	(2,445)	12,744	(7,156)
Income Tax Expense (Benefit)	2,223	411	(2,130)	624
Net Income (Loss)	$2,639	$(2,856)	$14,874	$(7,780)
Net Income (Loss) per Common Share—Basic	$0.09	$(0.10)	$0.52	$(0.27)
Net Income (Loss) per Common Share—Diluted	$0.09	$(0.10)	$0.51	$(0.27)
Weighted Average Common Shares Outstanding:
Basic	28,831	28,692	28,776	28,669
Diluted	28,892	28,692	28,889	28,669

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2020	2019

Cash Flows from Operating Activities:
Net Income (Loss)	$14,874	$(7,780)
Adjustments to Reconcile Net Income (Loss):
Depreciation and Amortization	8,934	8,599
Deferred Income Taxes Provision	495	71
Stock-Based Compensation Expense	966	2,415
Provision for Inventory Obsolescence Reserves	1,574	626
(Gain) Loss on Disposal of Fixed Assets	(827)	50
Changes in Operating Assets and Liabilities:
Merchandise Inventories	35,897	12,883
Accounts Payable	9,150	(4,729)
Customer Deposits and Store Credits	13,921	2,652
Prepaid Expenses and Other Current Assets	10,330	(3,557)
Accrual for Legal Matters and Settlements	148	4,575
Payments for Legal Matters and Settlements	(4,833)	(33,725)
Deferred Rent Payments	5,813	—
Other Assets and Liabilities	9,225	3,828
Net Cash Provided by (Used in) Operating Activities	105,667	(14,092)

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(7,212)	(8,907)
Other Investing Activities	949	64
Net Cash Used in Investing Activities	(6,263)	(8,843)

Cash Flows from Financing Activities:
Borrowings on Credit Agreement	45,000	63,000
Payments on Credit Agreement	(26,000)	(38,500)
Other Financing Activities	(637)	(1,074)
Net Cash Provided by Financing Activities	18,363	23,426
Effect of Exchange Rates on Cash and Cash Equivalents	(23)	671
Net Increase in Cash and Cash Equivalents	117,744	1,162
Cash and Cash Equivalents, Beginning of Period	8,993	11,565
Cash and Cash Equivalents, End of Period	$126,737	$12,727

Supplemental disclosure of non-cash operating and financing activities:
Tenant Improvement Allowance for Leases	$(611)	$(146)

Lumber Liquidators Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting gross margin with comparisons to the prior-year period include:

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2020		2019		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands)				(dollars in thousands)
Gross Profit, as reported (GAAP)	$88,292	38.3%	$102,487	35.5%	$193,263	38.8%	$196,098	35.3%

HTS Classification Adjustments [1]	—	—%	(779)	(0.3)%	—	—%	(779)	(0.1)%
Sub-Total Items above	—	—%	(779)	(0.3)%	—	—%	(779)	(0.1)%

Adjusted Gross Profit (non-GAAP measures)	$88,292	38.3%	$101,708	35.2%	$193,263	38.8%	$195,319	35.2%

1	Represents classification adjustments related to the HTS duty categorization in prior periods during the three and six months ended June 30, 2019.

Items impacting SG&A with comparisons to the prior-year period include:

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
	$	% Sales	$	% Sales	$	% Sales	$	% Sales
	(dollars in thousands)				(dollars in thousands)
SG&A, as reported (GAAP)	$82,288	35.7%	$103,864	36.0%	$178,495	35.9%	$200,896	36.2%

(Recovery) Accrual for Legal Matters and Settlements [2]	(500)	(0.2)%	4,750	1.6%	(500)	(0.1)%	4,575	0.8%
Legal and Professional Fees [3]	995	0.4%	1,017	0.4%	1,788	0.4%	2,995	0.5%
Sub-Total Items above	495	0.2%	5,767	2.0%	1,288	0.3%	7,570	1.3%

Adjusted SG&A (a non-GAAP measure)	$81,793	35.5%	$98,097	34.0%	$177,207	35.6%	$193,326	34.9%

2	This amount represents a $0.5 million insurance recovery in the second quarter of 2020 of legal fees related to certain significant legal action. A $4.75 million expense was recorded in the second quarter of 2019 for the Kramer employment case and certain Related Laminate Matters, which is described more fully in Note 7 to the condensed consolidated financial statements filed in the June 30, 2020 10-Q.
3	Represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.

Lumber Liquidators Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting operating income (loss) and operating margin with comparisons to the prior-year period include:

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands)				(dollars in thousands)
Operating Income (Loss), as reported (GAAP)	$6,004	2.6%	$(1,377)	(0.5)%	$14,768	3.0%	$(4,798)	(0.9)%

Gross Margin Items:
HTS Classification Adjustments [1]	—	—%	(779)	(0.3)%	—	—%	(779)	(0.1)%
Gross Margin Subtotal	—	—%	(779)	(0.3)%	—	—%	(779)	(0.1)%

SG&A Items:
(Recovery) Accrual for Legal Matters and Settlements [2]	(500)	(0.2)%	4,750	1.6%	(500)	(0.1)%	4,575	0.8%
Legal and Professional Fees [3]	995	0.4%	1,017	0.4%	1,788	0.3%	2,995	0.5%
SG&A Subtotal	495	0.2%	5,767	2.0%	1,288	0.2%	7,570	1.3%

Adjusted Operating Income (a non-GAAP measure)	$6,499	2.8%	$3,611	1.2%	$16,056	3.2%	$1,993	0.3%

1,2,3    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(dollars in thousands, except per share amounts)		(dollars in thousands, except per share amounts)
Net Income (Loss), as reported (GAAP)	$2,639	$(2,856)	$14,874	$(7,780)
Net Income (Loss) per Diluted Share (GAAP)	$0.09	$(0.10)	$0.51	$(0.27)

Gross Margin Items:
HTS Classification Adjustments [1]	—	(576)	—	(576)
Gross Margin Subtotal	—	(576)	—	(576)

SG&A Items:
(Recovery) Accrual for Legal Matters and Settlements [2]	(369)	3,510	(369)	3,381
Legal and Professional Fees [3]	735	742	1,321	2,213
SG&A Subtotal	366	4,252	952	5,594

Adjusted Earnings (Loss)	$3,005	$820	$15,826	$(2,762)
Adjusted Earnings (Loss) per Diluted Share (a non-GAAP measure)	$0.10	$0.03	$0.55	$(0.10)

1,2,3    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items. These items have been tax affected at the Company’s federal statutory rate of 26.1%.